Exhibit 1.01

CONFLICT MINERALS REPORT
Pursuant to Rule 13P-1 under the Securities Exchange Act (17 CFR 240.13P-1)

FOR THE REPORTING PERIOD FROM
JANUARY 1, 2015, TO DECEMBER 31, 2015

I. INTRODUCTION

This Conflict Minerals Report (“report”) of Intuitive Surgical, Inc. (“Intuitive,” “we,” or “us”) for the year ended December 31, 2015, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (17 CFR PARTS 240 and 249b) (the “Rule”).
Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten, and gold (commonly referred to as “3TG”). We determined that the Conflict Minerals contained in components sourced to manufacture some of our da Vinci® Surgical Systems and instruments & accessories (collectively the “Covered Products”) (i) may have originated in the Democratic Republic of the Congo (the “DRC”)and the adjoining countries (the “Covered Countries”) as defined in Item 1.01(d)(1) of Form SD and (ii) may not be from recycled or scrap sources. Pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the conflict minerals that are necessary to the functionality or production of our Covered Products.
We are committed to our efforts to sourcing materials from suppliers that share our values with regard to ethics, integrity, respect for human rights, and environmental responsibility. In support of the Rule, we expect our suppliers to establish their own due diligence programs to ensure proper monitoring and reporting of the use of Conflict Minerals in their supply chains. We require that all of our suppliers in the supply chain comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements. It is our policy to reassess our relationship with any supplier whose supply chain includes minerals from a conflict source, which directly or indirectly benefits or finances armed groups in the Covered Countries.
Product Description
Our Covered Products include our manufactured products and can be classified in two major categories: (1) da Vinci Surgical Systems and (2) instruments & accessories. The da Vinci Surgical Systems and instruments & accessories contain Conflict Minerals that are necessary to the functionality or production to these products.
da Vinci Surgical Systems
Through December 31, 2015, we have commercialized four generations of the da Vinci Surgical System - the da Vinci® Xi™ Surgical System, the da Vinci SiTM Surgical System, the da Vinci S® Surgical System, and the standard da Vinci Surgical System. Our da Vinci Surgical Systems products include the following: Surgeon’s Console, Patient-Side Cart, 3-D Vision System, da Vinci Skills Simulator, and FireflyTM Fluorescence Imaging.
Instruments & Accessories
We sell various instruments and accessories products which are used in conjunction with the da Vinci Surgical System as surgical procedures are performed. These products include: EndoWrist® Instruments, da Vinci Single-Site, EndoWrist OneTM Vessel Sealer, EndoWrist Stapler 45 Instrument, sterile drapes, vision products (such as replacement 3-D stereo endoscopes), camera heads, light guides, and other items that facilitate use of the system.
For a full description of the above product offerings, refer to our Annual Report on Form 10-K for the year ended December 31, 2015.
II. REASONABLE COUNTRY OF ORIGIN INQUIRY

For 2015, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the Conflict Minerals in our Covered Products originated in a Covered Country, or came from recycled or scrap materials. We conducted a supply chain survey with our suppliers to obtain country of origin information using the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict Free Sourcing Initiative (the “CFSI”). The supply chain survey requests our suppliers to identify the smelters and refiners and countries of origin of the Conflict Minerals in the products they supply to Intuitive. During the reporting period ended December 31, 2015, we received responses from approximately 89% of our in-scope suppliers. For the survey responses received, we compared the smelters and refiners identified in the surveys against the list of facilities which have received a conflict-free designation by the Conflict Free Smelter Program (“CFSP”) or other independent third party audit program. Refer to our “Facilities used to Process and Country of Origin” section for a summary of the country of origin information collected for each of the conflict minerals.

Based on our RCOI efforts, we determined that Conflict Minerals used in our Covered Products may have originated in a Covered Country and may not have come from recycled or scrap sources. In response, we engaged in a due diligence effort to determine the source and chain of custody of these Conflict Minerals. There is significant overlap between our RCOI efforts and our due diligence measures performed, which are described in more detail below.
III. DUE DILIGENCE FRAMEWORK AND IMPLEMENTATION

Design of Due Diligence Framework
Our Conflict Minerals Compliance Program (the “Compliance Program”) is modeled based on the “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition” publication, which includes Supplements on Tin, Tantalum, Tungsten, and Gold, issued by the Organization for Economic Co-operation and Development (the “OECD”). Our Compliance Program is designed to address the following five key objectives:

•	Establish a Corporate Program for Conflict Minerals

•	Identify and Assess Risk in the Supply Chain

•	Design a Strategy to Respond to Identified Risk in the Supply Chain

•	Fulfill Conflict Minerals Independent Audit and Reporting Obligations

•	Maintain a Due Diligence Program: Internal Review and Monitoring
We maintain a cross-functional Conflict Minerals Steering Committee to monitor our Compliance Program, with senior management support including representatives from Global Supply Chain Operations, Corporate Finance, Information Technology, and Global Public Affairs.
The Conflict Minerals Steering Committee oversees a task force with representation from the relevant functions to design, implement, and execute the Compliance Program. The task force formally documents the Compliance Program, as approved by senior management, to ensure compliance with the Rule, including performance of the following measures:

•	Maintenance of our Conflict Minerals policy on our website at www.intuitivesurgical.com/company/governance.html.

•
Provision of a Supplier Manual document to all candidates and existing first-tier suppliers that support our manufacturing operations. Included in this manual is a provision that describes our expectations with respect to suppliers’ involvement and participation to support our Compliance Program.

•	Incorporation of specific language in our standard quality agreements for first-tier suppliers that requires participation in our Compliance Program.

•
Maintenance of a Conflict Minerals Supplier Risk Assessment program (the “Risk Assessment”) using quantitative and qualitative factors to identify our first-tier suppliers that have not met (or are less likely to meet) our expectations to support our Compliance Program and Conflict Minerals policy by, for example, providing insufficient or no response to requests for information, failing to establish their own due diligence program, or not complying with the Rule.

In 2015, we became a member of the CFSI to support the development and implementation of due diligence practices to further enable us to make informed decisions about Conflict Minerals in our supply chain. We support the CFSP, part of the CFSI, which offers companies and suppliers independent, third-party audits that can help to assess the conflict status of smelters and refiners.
Due Diligence Measures Undertaken
We are a downstream company, and although we have relationships with our first-tier (direct) suppliers, we do not have direct relationships with parties such as sub-tier (indirect) suppliers or the associated smelters and refiners who have knowledge of the sources of raw minerals. As the components included in our Covered Products are manufactured by sub-tier suppliers, we engaged a third party supply chain management firm to assist us in the identification of Conflict Minerals used in components manufactured by sub-tier suppliers that we could not identify on our own. In addition, we utilized a supply chain management firm to assist us with the collection of data needed for our RCOI and the due diligence review process for our first-tier and sub-tier suppliers.
To collect data from our suppliers, we utilized the CFSI’s CMRT to request that our suppliers identify the facilities used to process the Conflict Minerals included in our Covered Products and their countries of origin. Suppliers define the scope of their representations in the CMRT at their own discretion and, as a result, the information provided to us may be provided at a Company Level, Division Level, Product Category Level, or at a Product Level. Therefore, as a downstream procurer of components that contain Conflict Minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody on Conflict Minerals.
We worked in good faith to obtain complete and accurate Conflict Minerals information from our suppliers. We evaluated the information collected, including subjecting the results to a quality review. If discrepancies, errors, or omissions were identified, the response for that supplier was deemed incomplete and was returned for correction by the supplier. If suppliers failed to return a complete CMRT, we conducted a number of follow-up inquiries. Follow-up actions may include email, phone, and in person communications with the suppliers. First-tier suppliers, not satisfying our RCOI requirement, are escalated to management as needed on our our due diligence process.
We also designed and performed additional due diligence procedures for suppliers deemed to be “high risk” (based on our Risk Assessment) and those with responses identified to have “red flags,” including but not limited to:

•	The supplier’s response was not submitted utilizing the CMRT.

•	The supplier has indicated that Conflict Minerals are present in their products, but does not provide smelter (or refiner) or country of origin data.

•	The supplier reported that the smelters or refiners are unknown or does not list them, but confirms that none of the minerals originate from the Covered Countries.

•	The supplier has identified the country of origin information, but does not identify a smelter or refiner.

•	The supplier identified a smelter or refiner which does not actually process the identified conflict mineral.
High risk suppliers with risks that have not been sufficiently mitigated have specific, documented risk mitigation action plans assigned and reviewed with management. The nature of the actions is decided at management discretion.
In evaluating the smelters and refiners, we compared our survey responses with published data from the CFSP listing of validated smelters and refiners that are compliant with the CFSP assessment protocols. The CFSP relies on independent private sector auditors to audit the source, including mines of origin and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the CFSP.
Future Due Diligence Measures for Risk Mitigation
As Conflict Minerals data is obtained through a self-reporting effort, awareness and training of suppliers in our supply chain is necessary to ensure that reliable and detailed information is provided. In 2015, we became a member of the CFSI to support the development and implementation of due diligence practices to enable us to make informed decisions about Conflict Minerals in our supply chain. We intend to continue to work with our suppliers to improve the effectiveness of our due diligence procedures described above and to continue to emphasize the importance of compliance with our conflict minerals reporting expectations.
III. CONCLUSIONS

Inherent Limitations on Due Diligence Measures
As a downstream procurer of products which contain Conflict Minerals, our Due Diligence procedures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our Due Diligence process is based on the necessity of seeking data from our direct and indirect suppliers. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information, and may be subject to misrepresentations or fraud.
Results of Due Diligence
Through our participation in the CFSI, implementation of the OECD framework and requesting our suppliers to complete the CMRT survey, we have determined that seeking information about 3TG smelters or refiners in our supply chain from our suppliers represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.
Based on the data collected from our suppliers, we have concluded that most of the Conflict Minerals included in our Covered Products have been sourced from outside the Covered Countries. However, for some of the Conflict Minerals contained in our Covered Products, we have insufficient information from suppliers and other sources regarding the smelters and refiners that processed the Conflict Minerals and the related name and location of the mines used to conclude whether they originated in the Covered Countries and, if they did, whether those Conflict Minerals were from recycled or scrap sources, or other conflict free sources.
Facilities Used to Process the Necessary Conflict Minerals and Countries of Origin
As reported by our suppliers in the CMRT, the tables below aggregate (i) the facilities identified to be used to process Conflict Minerals that are necessary to the functionality or production of the Covered Products and (ii) to the extent known, the identified countries of origin of the Conflict Minerals processed at those facilities.

Table 1: Facilities Processing Conflict Mineral - Tin
Facilities Identified with “Conflict-Free Status - Unknown”
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.**	PT Fang Di MulTindo	CV Dua Sekawan**
CNMC (Guangxi) PGMA Co., Ltd.	PT Karimun Mining**	CV Tiga Sekawan**
Estanho de Rondônia S.A.	PT Seirama Tin Investment	An Vinh Joint Stock Mineral Processing Company**
Gejiu Zili Mining And Metallurgy Co., Ltd.	PT Pelat Timah Nusantara Tbk	An Thai Minerals Co., Ltd.**
Huichang Jinshunda Tin Co., Ltd.**	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.**	PT Kijang Jaya Mandiri**
Gejiu Kai Meng Industry and Trade LLC**	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.**	HuiChang Hill Tin Industry Co., Ltd.
Linwu Xianggui Ore Smelting Co., Ltd.	PT Tirus Putra Mandiri	Gejiu Fengming Metallurgy Chemical Plant**
Nankang Nanshan Tin Manufactory Co., Ltd.	Phoenix Metal Ltd.**	Guanyang Guida Nonferrous Metal Smelting Plant**
PT Alam Lestari Kencana	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company**	Gejiu Jinye Mineral Company
PT Bangka Kudai Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company**	Tuyen Quang Non-Ferrous Metals Joint Stock Company**
PT Bangka Timah Utama Sejahtera
Facilities Identified with “Conflict-Free Status - CFSP Compliant”
Alpha	Minsur	PT Panca Mega Persada
China Tin Group Co., Ltd.	Mitsubishi Materials Corporation	PT Prima Timah Utama
Cooperativa Metalurgica de Rondônia Ltda.	O.M. Manufacturing (Thailand) Co., Ltd.	PT Refined Bangka Tin
CV Ayi Jaya	O.M. Manufacturing Philippines, Inc.	PT Sariwiguna Binasentosa
CV Gita Pesona	Operaciones Metalurgical S.A.	PT Stanindo Inti Perkasa
CV Serumpun Sebalai	PT Aries Kencana Sejahtera	PT Sukses Inti Makmur
CV United Smelting	PT Artha Cipta Langgeng	PT Sumber Jaya Indah
CV Venus Inti Perkasa	PT ATD Makmur Mandiri Jaya	PT Timah (Persero) Tbk Kundur
Dowa	PT Babel Inti Perkasa	PT Timah (Persero) Tbk Mentok
Elmet S.L.U.	PT Bangka Prima Tin	PT Tinindo Inter Nusa
EM Vinto	PT Bangka Tin Industry	PT Tommy Utama

Fenix Metals	PT Belitung Industri Sejahtera	PT Wahana Perkit Jaya
Gejiu Non-Ferrous Metal Processing Co., Ltd.	PT BilliTin Makmur Lestari	Resind Indústria e Comércio Ltda.
Jiangxi Ketai Advanced Material Co., Ltd.	PT Bukit Timah	Rui Da Hung
Magnu's Minerais Metais e Ligas Ltda.	PT Cipta Persada Mulia	Soft Metais Ltda.
Malaysia Smelting Corporation (MSC)	PT DS Jaya Abadi	Thaisarco
Melt Metais e Ligas S.A.	PT Eunindo Usaha Mandiri	VQB Mineral and Trading Group JSC
Metallic Resources, Inc.	PT Inti Stania Prima	White Solder Metalurgia e Mineração Ltda.
Metallo-Chimique N.V.	PT Justindo	Yunnan Tin Company Limited
Mineração Taboca S.A.	PT Mitra Stania Prima
Suppliers reported an additional 257 potential entities that we were unable to confirm to be actual entities or facilities used to process tin.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers*
Brazil, China, Indonesia, Rwanda, Vietnam, Unidentified
*Listed countries of origin do not include conflict minerals processed by CFSP Compliant Facilities or facilities not confirmed to be facilities used to process tin.
**Denotes smelters that have committed to undergo a CFSP audit but have not yet been verified as CFSP - Compliant.

Table 2: Facilities Processing Conflict Mineral - Tantalum
Facilities Identified with “Conflict-Free Status - CFSP Compliant”
Changsha South Tantalum Niobium Co., Ltd.	H.C. Starck Ltd.	Molycorp Silmet A.S.
Conghua Tantalum and Niobium Smeltry	H.C. Starck Smelting GmbH & Co. KG	Ningxia Orient Tantalum Industry Co., Ltd.
D Block Metals, LLC	Hengyang King Xing Lifeng New Materials Co., Ltd.	Plansee SE Liezen
Duoluoshan	Hi-Temp Specialty Metals, Inc.	Plansee SE Reutte
Exotech Inc.	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	QuantumClean
F&X Electro-Materials Ltd.	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Resind Indústria e Comércio Ltda.
FIR Metals & Resource Ltd.	Jiujiang Tanbre Co., Ltd.	RFH Tantalum Smeltry Co., Ltd.
Global Advanced Metals Aizu	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Solikamsk Magnesium Works OAO
Global Advanced Metals Boyertown	KEMET Blue Metals	Taki Chemicals
Guangdong Zhiyuan New Material Co., Ltd.	KEMET Blue Powder	Telex Metals
H.C. Starck Co., Ltd.	King-Tan Tantalum Industry Ltd.	Tranzact, Inc.
H.C. Starck GmbH Goslar	LSM Brasil S.A.	Ulba Metallurgical Plant JSC
H.C. Starck GmbH Laufenburg	Metallurgical Products India Pvt., Ltd.	XinXing HaoRong Electronic Material Co., Ltd.
H.C. Starck Hermsdorf GmbH	Mineração Taboca S.A.	Yichun Jin Yang Rare Metal Co., Ltd.
H.C. Starck Inc.	Mitsui Mining & Smelting	Zhuzhou Cemented Carbide
Suppliers reported an additional 13 potential entities that we were unable to confirm to be actual entities or facilities used to process tantalum.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers*
Austria, Brazil, China, Estonia, Germany, India, Japan, Kazakhstan, Mexico, Russian Federation, Thailand, United Kingdom, United States, Unidentified
*Listed countries of origin do not include conflict minerals processed by CFSP Compliant Facilities or facilities not confirmed to be facilities used to process tantalum.

Table 3: Facilities Processing Conflict Mineral - Gold
Facilities Identified with “Conflict-Free Status - Unknown”
Advanced Chemical Company**	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	Navoi Mining and Metallurgical Combinat**
Aktyubinsk Copper Company TOO	Hangzhou Fuchunjiang Smelting Co., Ltd.	Penglai Penggang Gold Industry Co., Ltd.
Al Etihad Gold Refinery DMCC	Hunan Chenzhou Mining Co., Ltd.	Remondis Argentia B.V.
Almalyk Mining and Metallurgical Complex (AMMC)**	Hwasung CJ Co., Ltd.	SAAMP
Bangalore Refinery	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	Sabin Metal Corp.
Caridad	Kaloti Precious Metals	Samduck Precious Metals**
Cendres + Métaux S.A.**	Kazakhmys Smelting LLC	SAMWON Metals Corp.
Chugai Mining	KGHM Polska MiedŸ Spólka Akcyjna**	SAXONIA Edelmetalle GmbH**
Daejin Indus Co., Ltd.**	Korea Metal Co., Ltd.	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Daye Non-Ferrous Metals Mining Ltd.	Korea Zinc Co., Ltd.**	So Accurate Group, Inc.
DSC (Do Sung Corporation)**	Kyrgyzaltyn JSC	Sudan Gold Refinery
Faggi Enrico S.p.A.**	L'azurde Company For Jewelry	Tongling Nonferrous Metals Group Co., Ltd.
Fidelity Printers and Refiners Ltd.	Lingbao Gold Co., Ltd.	Torecom**
Gansu Seemine Material Hi-Tech Co., Ltd.	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	WIELAND Edelmetalle GmbH**
Geib Refining Corporation**	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	Yunnan Copper Industry Co., Ltd.
Great Wall Precious Metals Co., Ltd. of CBPM	Metalor Technologies (Suzhou) Ltd.**
Guangdong Jinding Gold Limited	Morris and Watson
Facilities Identified with “Conflict-Free Status - CFSP Compliant”
Aida Chemical Industries Co., Ltd.	Jiangxi Copper Co., Ltd.	PT Aneka Tambang (Persero) Tbk
Allgemeine Gold-und Silberscheideanstalt A.G.	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	PX Précinox S.A.
AngloGold Ashanti Córrego do Sítio Mineração	JSC Uralelectromed	Rand Refinery (Pty) Ltd.
Argor-Heraeus S.A.	JX Nippon Mining & Metals Co., Ltd.	Republic Metals Corporation
Asahi Pretec Corp.	Kazzinc	Royal Canadian Mint
Asahi Refining Canada Ltd.	Kennecott Utah Copper LLC	Schone Edelmetaal B.V.
Asahi Refining USA Inc.	Kojima Chemicals Co., Ltd.	SEMPSA Joyería Platería S.A.
Asaka Riken Co., Ltd.	LS-NIKKO Copper Inc.	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Materion	Sichuan Tianze Precious Metals Co., Ltd.
Aurubis AG	Matsuda Sangyo Co., Ltd.	Singway Technology Co., Ltd.
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Metalor Technologies (Hong Kong) Ltd.	SOE Shyolkovsky Factory of Secondary Precious Metals
Boliden AB	Metalor Technologies (Singapore) Pte., Ltd.	Solar Applied Materials Technology Corp.
C. Hafner GmbH + Co. KG	Metalor Technologies S.A.	Sumitomo Metal Mining Co., Ltd.
CCR Refinery - Glencore Canada Corporation	Metalor USA Refining Corporation	T.C.A S.p.A
Chimet S.p.A.	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Tanaka Kikinzoku Kogyo K.K.

DODUCO GmbH	Mitsubishi Materials Corporation	The Refinery of Shandong Gold Mining Co., Ltd.
Dowa	Mitsui Mining and Smelting Co., Ltd.	Tokuriki Honten Co., Ltd.
Eco-System Recycling Co., Ltd.	MMTC-PAMP India Pvt., Ltd.	Umicore Brasil Ltda.
Elemetal Refining, LLC	Moscow Special Alloys Processing Plant	Umicore S.A. Business Unit Precious Metals Refining
Emirates Gold DMCC	Nadir Metal Rafineri San. Ve Tic. A.ª.	Umicore Precious Metals Thailand
Heimerle + Meule GmbH	Nihon Material Co., Ltd.	United Precious Metal Refining, Inc.
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Valcambi S.A.
Heraeus Ltd. Hong Kong	Ohura Precious Metal Industry Co., Ltd.	Western Australian Mint trading as The Perth Mint
Heraeus Precious Metals GmbH & Co. KG	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Yamamoto Precious Metal Co., Ltd.
Ishifuku Metal Industry Co., Ltd.	OJSC Novosibirsk Refinery	Yokohama Metal Co., Ltd.
Istanbul Gold Refinery	PAMP S.A.	Zijin Mining Group Co., Ltd. Gold Refinery
Japan Mint	Prioksky Plant of Non-Ferrous Metals
Suppliers reported an additional 118 potential entities that we were unable to confirm to be actual entities or facilities used to process gold.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers*
China, France, Germany, Italy, Japan, Kazakhstan, Republic of Korea, Kyrgyzstan, Mexico, New Zealand, Poland, Saudi Arabia, Sudan, Switzerland, United Arab Emirates, United States, Uzbekistan, Zimbabwe, Unidentified

*Listed countries of origin do not include conflict minerals processed by CFSP Compliant Facilities or facilities not confirmed to be facilities used to process gold.
**Denotes smelters that have committed to undergo a CFSP audit but have not yet been verified as CFSP - Compliant.

Table 4: Facilities Processing Conflict Mineral - Tungsten
Facilities Identified with “Conflict-Free Status - Unknown”
ACL Metais Eireli**	Jiangxi Dayu Longxintai Tungsten Co., Ltd.**	Philippine Chuangxin Industrial Co., Inc.**
Dayu Jincheng Tungsten Industry Co., Ltd.	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.**	Pobedit, JSC
Dayu Weiliang Tungsten Co., Ltd.	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	South-East Nonferrous Metal Company Limited of Hengyang City**
Ganxian Shirui New Material Co., Ltd.	Jiangxi Xinsheng Tungsten Industry Co., Ltd.**	Woltech Korea Co., Ltd.**
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Jiangxi Yaosheng Tungsten Co., Ltd.**	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.**
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji**	Kennametal Fallon**
Jiangwu H.C. Starck Tungsten Products Co., Ltd.**	Moliren Ltd**
Facilities Identified with “Conflict-Free Status - CFSP Compliant”
A.L.M.T. TUNGSTEN Corp.	Guangdong Xianglu Tungsten Co., Ltd.	Malipo Haiyu Tungsten Co., Ltd.
Asia Tungsten Products Vietnam Ltd.	H.C. Starck GmbH	Niagara Refining LLC
Chenzhou Diamond Tungsten Products Co., Ltd.	H.C. Starck Smelting GmbH & Co.KG	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Chongyi Zhangyuan Tungsten Co., Ltd.	Hunan Chenzhou Mining Co., Ltd.	Tejing (Vietnam) Tungsten Co., Ltd.
Fujian Jinxin Tungsten Co., Ltd.	Hunan Chunchang Nonferrous Metals Co., Ltd.	Vietnam Youngsun Tungsten Industry Co., Ltd.
Ganzhou Huaxing Tungsten Products Co., Ltd.	Hydrometallurg, JSC	Wolfram Bergbau und Hütten AG
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Japan New Metals Co., Ltd.	Xiamen Tungsten (H.C.) Co., Ltd.
Ganzhou Seadragon W & Mo Co., Ltd.	Jiangxi Gan Bei Tungsten Co., Ltd.	Xiamen Tungsten Co., Ltd.
Ganzhou Yatai Tungsten Co., Ltd.	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Xinhai Rendan Shaoguan Tungsten Co., Ltd.
Global Tungsten & Powders Corp.	Kennametal Huntsville
Suppliers reported an additional 32 potential entities that we were unable to confirm to be actual entities or facilities used to process tungsten.
Countries of Origin (Source of Conflict Minerals) Identified by our Suppliers*
Brazil, China, Republic of Korea, Philippines, Russian Federation, United States, Unidentified
*Listed countries of origin do not include conflict minerals processed by CFSP Compliant Facilities or facilities not confirmed to be facilities used to process tungsten.
**Denotes smelters that have committed to undergo a CFSP audit but have not yet been verified as CFSP - Compliant.
Note: Smelter or refiner names as reported by the CFSI as of May 6, 2016
Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
As part of our due diligence process, for those suppliers whose products were not found to be DRC conflict free, we took additional steps in an effort to determine the mine or location of origin which included the follow-up procedures and the Risk Assessment program, described above.
Based on the information collected and evaluated from our suppliers in the CMRT, we determined that the data was generally insufficient to identify the mine name or specific location of origin for those Conflict Minerals which may have been sourced from the Covered Countries. The CMRT states that the smelter or refiner fields are mandatory, however specific mine data is not. As such, suppliers have provided less information in these fields, and in some instances not provided the data or identified the information as “confidential,” “trade secret,” or similar. Therefore, we have not always received adequate information to identify the applicable sources of such Conflict Minerals that may have directly or indirectly financed or benefited armed groups.
Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Intuitive. These statements are based on the infrastructure and information available at the time the RCOI process and due diligence process were performed. As noted above, a number of factors could introduce errors or otherwise affect our analysis and the disclosure provided herein.
These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by or of suppliers, errors or omissions of smelters, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol, oversights or errors in conflict free smelter audits, materials sourced from the Covered Countries being declared secondary materials, certification programs that are not equally advanced for all industry segments and metals, and smuggling of Conflict Minerals to countries outside of the Covered Countries.
Forward Looking Statements
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. These include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which we operate and our beliefs and assumptions regarding these economies and markets, as well as our actions with respect to compliance with the Rule. These forward-looking statements should be considered in light of various important factors, including the following: changes to regulations and requirements for assessing and reporting Conflict Minerals; litigation related to regulations and requirements for Conflict Minerals; and adverse publicity regarding Intuitive. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2015, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Our actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.